

U.S. Bond Index Fund
Institutional Class Shares
                                              Yield = 2{(   $94,466.72    -    $2,193.14     )+1)^6-1}=
                                                            ----------------------------------------------------------
Computation of SEC Yield                                    1,730,680     *(   $10.29        -            0.00000)
As of: December 31, 1997
                                                            SEC Yield =        6.30%
                                                                               ==============

Dividend and/or Interest
Inc for the 30 days ended      $94,466.72

Net Expenses for               $2,193.14
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           1,730,680

Maximum offering price         $10.29
per share as of 3/31/98

Undistributed net income       0.00000




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